 EXHIBIT 10.1

EXCLUSIVE LICENSE AND ASSIGNMENT AGREEMENT

This Exclusive License and Assignment Agreement (“Agreement”) is made in Jerusalem this 1st day of March 2019, by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and WEED, INC., a company incorporated under the laws of the State of Nevada and having a business address at 4920 Post Trail, Tucson, Arizona, U.S.A. 85750 (the “Company”), of the second part (each of Yissum, and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:
Yissum is the sole owner of certain platform technologies relating to different formulations for administration and delivery of lipophilic compositions, (including cannabinoids) (collectively, the “Existing Technology”) invented and/or developed by Prof. Elka Touitou (the “Researcher”) at the University (as defined in Section 1 below) as more fully described in the patent applications and/or patents listed in Appendix A hereto (collectively, the “Existing Patents”); and of the Know-How (as defined below); and

WHEREAS:
the Researcher has assigned all of her rights in the Technology (as defined in Section 1 below) to Yissum; and

WHEREAS:
the Company is a public company operating in the field of cannabis and cannabis-related products whose shares of common stock are traded on the OTC Exchange; and

WHEREAS:
the Company wishes to acquire, and Yissum wishes to sell to the Company, all right, title and interest in and to the Technology and until the fulfilment of certain conditions for the consummation of such sale and assignment, the Company wishes to receive an exclusive license to the Technology, and Yissum desires to grant to the Company an exclusive license to use the Technology, all subject to, and in accordance with, the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.
Interpretation and Definitions

1.1.
The preamble and appendices to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.
In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms, the use of the term “or” shall mean “and/or”; any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, any reference herein to any person will be construed to include the person’s permitted successors and assigns and any reference to the term “sale” of a product or service shall include sale, lease, rental, or other disposal of the applicable product or service.

1.3.
The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.
In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.
“Affiliate” of a Party shall mean any Person which controls, or is controlled by, or is under common control with, such Party, but only for so long as such control exists. “Control” shall mean (i) the holding of more than fifty percent (50%) of (a) the equity, or (b) the voting rights of such entity, or (ii) the right to elect or appoint more than fifty percent (50%) of the directors of such entity.

1.4.2.
“Assignment” shall have the meaning set forth in Section 2.2 below.

1.4.3.
“Assignment Date” shall have the meaning set forth in Section 6.1 below.

1.4.4.
“Closing” shall have the meaning set forth in Section 4.1 below.

1.4.5.
“Closing Date” shall have the meaning set forth in Section 4.1 below.

1.4.6.
“Effective Date” shall mean the date of the last signature by the Parties of this Agreement.

1.4.7.
“First Commercial Sale” shall mean, with respect to any Product, the first commercial sale of the Product in any country in the world after the applicable Regulatory Approval has been obtained or, when Regulatory Approval is not required, the first commercial sale of the Product in any country in the world. For clarity, it is agreed that the use of a Product for testing purposes and/or a sale for experimental, promotional, compassionate or test market purposes or for any other similar non-commercial purposes shall not be considered a sale for the purposes of this definition.

1.4.8.
“Know-How” shall mean any non-public, proprietary, tangible or intangible information, techniques, technology, practices, trade secrets, inventions, methods, processes, procedures, assays, knowledge, materials, substances, formulations, compositions, compounds, data, reports, records, results or devices (whether patentable or not), and all tangible embodiments of any of the foregoing in written, electronic or other form or media), developed by the Researcher, prior to the Effective Date, solely and directly or indirectly covered, in whole or in part, by the subject matter claimed in the Patents, and belonging to Yissum and described generally in Appendix B.

1.4.9.
“Governmental Authority” shall mean any national, state, local, municipal or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, ministry, department, Regulatory Authority, court or other tribunal).

1.4.10.
“Gross Revenue” shall mean the total revenue and other monetary consideration received by the Company or its Affiliates from the commercialization of the Technology and/or Products, including from the sale of Products and/or any right, license or sublicense granted by the Company or its Affiliates to any Third Party to manufacture, market, sell or distribute any Product and/or the Technology; including (i) one-time, lump sum or other payments (including milestone payments, license fees, and license option fees); and (ii) royalties on sales of Products by any licensees or sublicensees except: (1) funds specifically allocated for research or development at the Company or its Affiliates of a Product, as can be shown by a documented research or development program and budget; (2) amounts received by the Company or its Affiliates from a sublicensee as reimbursement of documented, out-of-pocket costs incurred by the Company or its Affiliates (as applicable) for patent activities relating to the Technology and/or patent activities related to other technology and patents required for the production and sale of Products; (3) equity investments in the Company or its Affiliates by licensees or sublicensees made at arm’s length and at or below market value (with any premium over fair market value being considered Gross Revenues); and less the following:
(a) value added taxes (including sales taxes), customs, duties, import, export, excise taxes and other similar governmental charges or taxes, paid by or on behalf of the Company or its Affiliates;
(b) customary trade, quantity, or cash discounts to the extent actually allowed and taken; and
(c) amounts repaid or credited by reason of rejection or return.

1.4.11.
“IP Assignment Fee” shall have the meaning set forth in Section 3.2 below.

1.4.12.
“Law” or “Laws” shall mean any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.4.13.
“License” shall have the meaning set forth in Section 2.1 below.

1.4.14.
“License Fee” shall have the meaning set forth in Section 3.1 below.

1.4.15.
“Pharmaceutical Product(s)” shall mean any Product comprising a medicine or drug (i) that is used for prophylactic, curative, palliative or diagnostic purposes in humans; and (ii) the sale or marketing of which in any jurisdiction requires a Regulatory Approval.

1.4.16.
“Patents” shall mean (i) the Existing Patents, and any patent application that claims priority therefrom; as well as (ii) all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”) (within the meaning of such term under Council Regulation (EU) No. 1768/92), and/or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing.

1.4.17.
“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or any other entity.

1.4.18.
“Product(s)” shall mean any product, system, device, material, method, process or service, the development, manufacture, provision or sale of which, in whole or in part, (i) uses, exploits, comprises, contains, improves upon or incorporates the Technology or any part thereof, or is otherwise covered thereby, or falls within the scope thereof, in whole or in part; or (ii) would infringe any claim of a Patent (but for the License or the Assignment (as applicable)).

1.4.19.
“Regulatory Authority” shall mean the United States Food and Drug Administration (FDA), the European Medicines Agency (EMA), or its counterpart in any foreign jurisdiction.

1.4.20.
 “Regulatory Approval” shall mean any and all approvals, registrations, or authorizations of any Regulatory Authority that are necessary for the marketing and/or sale of a particular Product in the applicable jurisdiction.

1.4.21.
“Representatives” shall mean employees, researchers, officers, agents, subcontractors, service providers, consultants, and/or any other Person acting on a Party’s behalf

.
1.4.22.
“Technology” shall mean the Patents and the Know-How.

1.4.23.
“Term” shall have the meaning set forth in Section 12.1 below.

1.4.24.
“Third Party” shall mean any Person other than Yissum, the University, the Company or their respective Affiliates.

1.4.25.
“University” shall mean the Hebrew University of Jerusalem and each of its branches.

2.
The Transactions

2.1.
License. In exchange for the consideration set forth in Section 3.1 below, on the Closing, Yissum shall grant to the Company, and the Company shall accept from Yissum, a worldwide, perpetual (subject to the termination sections in this Agreement), exclusive and sublicensable license to commercialize or otherwise exploit the Technology to research, develop, make, have made, use, sell, offer for sale, import, export or distribute Products (the “License”).

For clarity, subject to the Closing, Yissum and/or the University shall not retain any rights to conduct any research (including internal non-commercial research) with respect to the Technology or otherwise use or exploit the Technology for any purposes whatsoever.

In addition, any liabilities incurred by Yissum with respect to the Technology prior to the grant of the License and the Closing Date shall remain liabilities of Yissum.

2.2.
Assignment. In exchange for the consideration set forth in Section 3.2 below, on the Assignment Date (as defined in Section 6.1 below), Yissum shall irrevocably assign, convey and deliver to the Company, and the Company shall acquire and accept all right, title and interest of Yissum in and to and under the Technology (the “Assignment”) and such Assignment shall replace and supersede the License granted to the Company pursuant to Section 2.1.

The Parties agree that the Assignment shall include (i) all rights of Yissum to perform research with respect to, and develop, manufacture, market, distribute, sell and otherwise exploit and/or commercialize the Technology and/or the Products; and (ii) all rights of enforcement with respect to the Technology including any and all rights worldwide to sue for the infringement or the past infringement or unauthorized use thereof and the recovery of damages or royalties related thereto.

2.3.
In order to effectuate the Assignment of the Technology, on the Assignment Date, the Parties shall, and if required Yissum shall cause the Researcher and members of her team to, duly execute and deliver any assignment agreements, bills of sale and other documents as reasonably required by their respective counsel to carry out and perfect the Assignment pursuant hereto.

3.
Consideration

3.1.
In full and final consideration for the grant of the License, the Company shall pay Yissum an irrevocable, non-creditable, and non-refundable one-time fee in the amount of one million U.S. dollars (US $1,000,000) (the “License Fee”), payable according to the following schedule:

Date	Amount
Within three (3) business days of the Effective Date	One hundred thousand U.S. dollars (US $100,000)	First installment
Closing Date	Four hundred thousand U.S. dollars (US $400,000)	Second installment
Within the earlier of (i) nine (9) months of the Closing Date or (ii) on or before 31 December 2019	Five hundred thousand U.S. dollars (US $500,000)	Third installment

3.2.
In full and final consideration for the performance in full by Yissum of the Assignment and all of its undertakings hereunder:

(i)
the Company shall pay or transfer to Yissum an irrevocable, non-creditable, and non-refundable one-time fee of one million U.S. dollars (US $1,000,000), in two installments as follows; (i) three hundred thousand U.S. dollars (US $300,000) within fifteen (15) months of the Closing Date; and (ii) seven hundred thousand U.S. dollars (US $700,000), within eighteen (18) months of the Closing Date (the “IP Assignment Fee”), provided, however that the IP Assignment Fee shall not be irrevocable, non-creditable and non-refundable until the consummation of the Assignment pursuant to Section 6 below; and

(ii)
the Company shall pay a one-time fee to Yissum and the Researcher (through Yissum on behalf of the Researcher) in the amount of one million five hundred thousand U.S. dollars (US $1,500,000) (the “Milestone Payment”) upon the occurrence of the earlier of the following events (the “Milestone Event”):

(a)
the First Commercial Sale of any Pharmaceutical Product by the Company, or any of its Affiliates, licensees or sublicensees; or

(b)
the later of: (1) the First Commercial Sale of any Product (other than a Pharmaceutical Product) by the Company, or any of its Affiliates, licensees or sublicensees; and (2) the Company or its Affiliates receive Gross Revenue in an aggregate, cumulative amount of at least one million five hundred thousand U.S. dollars (US $1,500,000).

The Company shall notify Yissum in writing as soon as practicable upon becoming aware of the occurrence of the Milestone Event and shall make payment of the Milestone Payment to Yissum (on its behalf and on behalf of the Researcher, respectively) within forty-five (45) days after the occurrence of the Milestone Event.

3.3.
Subject to Sections 3.4 and 3.5 below, each Party and the Researcher (as applicable) shall be responsible for the payment of any and all of its or her respective tax obligations or brokerage fees associated with the payment of the License Fee, IP Assignment Fee and Milestone Payment, as contemplated hereunder.

3.4.
The above consideration excludes value added tax (“VAT”), if applicable. Any VAT (if any) applicable to the payment of the License Fee, IP Transfer Fee or the Milestone Payment as provided in this Section 3 above, shall be borne by the Company and added to each payment, and/or paid to Yissum, in accordance with the statutory rate in force at such time, subject to provision of a proper invoice.

3.5.
If the Company is required by applicable Law to make any tax deduction, tax withholding or other similar payment from any amount paid or payable by the Company hereunder, on account of income tax, tax on profit or any other taxes of similar nature (“Withholding Tax”), then the Company shall: (i) deduct such Withholding Tax from such payments, as prescribed by applicable Law, or at the reduced rate under the applicable double taxation treaty; (ii) pay such Withholding Tax to the proper taxation authority; and furnish Yissum with a certificate or other evidence of the deduction and payment thereof, unless Yissum has provided the Company with a certificate of exemption from such Withholding Tax.

4.
Closing

4.1.
The grant of the License, the transfer to the Company of the responsibility for the administration and control of patent activities and for the Patent Expenses pursuant to Section 9.1 and the payment of the second installment of the License Fee by electronic transfer (the “Closing”), shall take place, on 1 May, 2019 or such other time as the Parties shall mutually agree upon in writing (the “Closing Date”).

4.2.
The obligation of the Company to pay the second installment of the License Fee as provided herein, shall be conditioned upon (a) the completion of all of the transactions described in Section 4.4 below; (b) all of the representations and warranties made by Yissum herein being true and correct when made and being true and correct in all material respects on and as of the Closing Date as though made on the Closing Date, and (c) Yissum having performed all obligations required of Yissum under this Agreement to be performed by it on or before the Closing.

4.3.
The obligation of Yissum to grant the License as provided herein shall be conditioned upon (a) the completion of all of the transactions described in Section 4.4 below; (b) all of the representations and warranties made by the Company herein being true and correct when made and being true and correct in all material respects on and as of the Closing Date as though made on the Closing Date; and (c) the Company having performed all obligations required of the Company under this Agreement to be performed by it on or before the Closing Date, including payment of the first installment of the License Fee.

4.4.
Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

4.4.1.
True and correct copies of the resolution of the Board of Directors of the Company, substantially in the form attached hereto as Appendix D, shall be delivered to Yissum, approving, inter alia, the execution, delivery and performance by the Company of this Agreement, including the performance of the Company’s obligations hereunder, to the extent such approval is necessary.

4.4.2.
The Company shall pay Yissum the second installment of the License Fee (US $400,000), by a way of a bank transfer to Yissum’s bank account, pursuant to the wiring instructions set forth in Section 7.1 below.

4.4.3.
Yissum shall grant the License to the Company as provided in Section 2.1 above.

5.
Post-Closing Technology Transfer

5.1.
Within thirty (30) days of the Closing, Yissum shall complete the transfer and conveyance to the Company of all information, documents, protocols, or files (in written, electronic, or other form or media) and all materials or formulations, comprising or containing the Technology within the possession and/or control of Yissum, the University and/or the Researcher, to the reasonable satisfaction of the Company.

5.2.
In addition during the six (6) month period following the Closing Date, the Company and any of its Affiliates shall have reasonable access, at the Company’s and/or its Affiliate’s request, to the Researcher, members of her team by teleconference, electronic mail and in-person meetings, during normal business hours, after coordination in advance, in order to facilitate such transfer and/or in the event of any questions or enquiries by the Company and/or its Affiliate with respect to the Technology. Yissum shall ensure that the foregoing persons shall reasonably co-operate with and assist the Company for such purposes.

6.
Consummation of Assignment

6.1.
The Assignment and the payment of the IP Assignment Fee by electronic transfer, shall take place, on a mutually agreed date within eighteen (18) months of the Closing Date or such other time as the Parties shall mutually agree upon in writing (the “Assignment Date”).

6.2.
The obligation of the Company to pay the IP Assignment Fee as provided herein, shall be conditioned upon (a) the completion of all of the transactions described in Section 6.4 below; (b) all of the representations and warranties made by Yissum herein being true and correct when made and being true and correct in all material respects on and as of the Assignment Date as though made on the Assignment Date, and (c) Yissum having performed all obligations required of Yissum under this Agreement to be performed by it on or before the Assignment Date.

6.3.
The obligation of Yissum to perform the Assignment as provided herein shall be conditioned upon (a) all of the representations and warranties made by the Company herein being true and correct when made and being true and correct in all material respects on and as of the Assignment Date as though made on the Assignment Date; and (b) the Company having performed all obligations required of the Company under this Agreement to be performed by it on or before the Assignment Date, including payment in full of the License Fee.

6.4.
On the Assignment Date, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

6.4.1.
Yissum shall execute and deliver (or procure the execution and delivery of) the Deed of Assignment in the form attached hereto as Appendix C and all additional instruments or documents of transfer, conveyance, assignment, substitution and confirmation, which are required to give full effect to the Assignment and to vest in the Company the full benefit of the Technology being assigned pursuant to Section 2.2, including registration of the Company as the applicant or owner of the Patents.

6.4.2.
The Company shall pay Yissum the IP Assignment Fee (US $1 million), by a way of a bank transfer to Yissum’s bank account, pursuant to the wiring instructions set forth in Section 7.1 below.

6.5.
For certainty, upon the Company paying the IP Assignment Fee for the assignment of the Technology pursuant to Section 2.2, the Technology shall be owned exclusively by the Company and shall be freely assignable by the Company.

7.
Payment Terms

7.1.
All payments to Yissum contemplated under this Agreement may be made by check or by wire transfer to the following bank account of Yissum:

Name of Bank: Hapoalim
Bank Key: 12
Bank's address: 1 Hamarpe Street, Jerusalem, Israel
Branch: Jerusalem Business Branch - 436
Bank account Number: 12-436-142-155001
Swift Code: POALILIT
IBAN: IL56-0124-3600-0000-0155-001 (for payment from Europe only)

7.2.
Any sum of money due to Yissum, which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR applicable to a twelve (12) month deposit plus two and one half percent (2.5%) per annum accumulated on a monthly basis.

8.
Development and Commercialization

8.1.
The Company shall perform all its activities hereunder in accordance with all applicable Laws, and shall procure the receipt of all approvals and consents (including Regulatory Approvals) necessary for the performance of its obligations hereunder.

8.2.
Nothing herein constitutes a warranty or covenant by the Company as to the successful outcome of any of its development activities hereunder or that it will succeed in the commercialization of any of the Technology and/or any Products.

9.
 Patent Prosecution & Protection

9.1.
Subject to the provisions of Section 9.3 below, with effect from the Closing Date, the Company shall be responsible for the preparation, filing, prosecution, maintenance and enforcement of the Patents, at its own expense, using patent counsel of its choice reasonably acceptable to Yissum, and shall handle all patent activities with respect thereto. The Company shall instruct such patent counsel to copy Yissum on all correspondence relating to material patent activities, shall keep Yissum reasonably informed regarding material matters related to such patent activities, shall provide Yissum with a reasonable opportunity to review and comment on material submissions to any patent office relating thereto and shall take such comments under consideration in good faith. All Patent applications to be filed in accordance with this Section 9.1 shall be filed in the name of Yissum.

9.2.
Without derogating from the foregoing, Yissum shall assist the Company in all respects relating to the preparation of documents for the registration of any patent or any patent-related right comprising the Patents upon the request of the Company, at no charge to the Company. Subject to Section 9.3 below, both Parties shall take all appropriate action in order to assist the other to extend the duration of a Patent or obtain any other extension obtainable under Law, to maximize the scope of the protection afforded by the Patents. Subject to Section 9.3 below, neither Party shall be entitled to abandon or cancel any patent application or patent (as applicable) comprising the Patents without the prior written consent of the other Party.

9.3.
Notwithstanding the provisions of Sections 9.1 and 9.2 above, as of the Assignment Date, the Company shall have the right, but not the obligation, to pursue the filing, prosecution, maintenance and enforcement of the Technology, in the Company’s (or its designee’s) name and as the sole assignee, anywhere in the world, at the Company’s sole expense and at its sole discretion, using patent counsel selected by it. Without derogating from the foregoing, as of the Assignment Date, the Company shall be entitled to abandon or cancel any patent application or patent (as applicable) comprising the Patents (the “Company Abandoned Patents”); provided, however, that (A) the Company provides prior written notice to Yissum of its decision to abandon or cancel Company Abandoned Patents; and (B) in the event that (i) such decision is with respect to Company Abandoned Patents on a worldwide basis (not a particular country); and (ii) the Company Abandoned Patents cover products and services that the Company, in its sole discretion, decided not to exploit or commercialize or continue to exploit or commercialize, then Yissum, at its sole discretion, can request that the Company shall assign to Yissum all right, title and interest in said Company Abandoned Patents, in which case the Company shall take all action necessary to assign all its rights in said Abandoned Company Patents to Yissum, at Yissum's expense. With effect from such assignment the Company shall be relieved of its payment and other obligations and/or liabilities with respect to said Company Abandoned Patents, such Company Abandoned Patents shall be excluded from the Technology for all purposes under this Agreement and Yissum shall be entitled to commercialize or otherwise grant third parties any right or title in and to said Company Abandoned Patents (collectively, “Commercialization Activities”), according to Yissum’s sole discretion, and at Yissum's expense; provided that in the event that the Commercialization Activities generate revenues to Yissum, Yissum shall pay the Company twenty-five percent (25%) of the Net Proceeds (as defined below) actually received by Yissum in respect of such Commercialization Activities, until the Company receives an amount equal to twice (2 times) the amount paid or invested by the Company with respect to the Company Abandoned Patents (including payments to Yissum and patent expenses). For clarity, and subject to the foregoing, as of the Assignment Date, the Company’s reporting and other obligations with respect to its patent activities relating to the Patents as set forth in Section 9.1 shall cease. For the purpose of this Section, “Net Proceeds” means any revenues actually received by Yissum or Yissum’s designate or any assignee in respect of Commercialization Activities (excluding funds for research and/or development at the University, or payments for the supply of services) after deduction of all documented out-of-pocket costs, fees and expenses incurred by Yissum in connection with such Commercialization Activities (including, without limitation, unreimbursed patent costs, and all attorney's fees and expenses and other costs and expenses in connection with the negotiation and conclusion of such Commercialization Activities).

9.4.
For clarity, all fees and costs for the preparation, filing, prosecution, maintenance and enforcement of the Patents (“Patent Expenses”) which accrued prior to the Closing Date, shall be borne by Yissum and all Patent Expenses accruing after the Closing Date shall be borne by the Company.

9.5.
The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of either Party that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of either Party that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of either Party regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Technology or that the Technology will not infringe the rights of any third party.

9.6.
As of the Effective Date, each Party shall inform the other Party in writing of any alleged infringements by a third party of the Patents anywhere in the world, as soon as practicable after becoming aware thereof, together with any available written evidence of such alleged infringement.

9.7.
As of the Closing Date, the Company (or its Affiliate or sublicensee, as applicable) shall have the right, in its sole discretion, in its own name and at its own expense to initiate and pursue any legal action and enforce the Patents against any infringement of such Patents anywhere in the world, using legal counsel of its choice. Yissum shall reasonably cooperate with the Company in connection with any such action and if Yissum is a legally indispensable party to such action (being the registered owner of the infringed Patents until the Assignment), then Yissum agrees to be joined as a co-plaintiff, at the Company’s expense. Any amounts recovered from any third party in any such action shall be retained by the Company after reimbursement of the reasonable expenses of Yissum (if any) related thereto.

10.
Confidentiality

10.1.
For the purposes of this Agreement (i) “Yissum Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by Yissum or any of Yissum's Representatives in connection with the Technology, Yissum, the University, the Researcher and other Representatives of Yissum and/or the University, whether in written, oral, electronic or any other form, except and to the extent that that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum, as evidenced by the Company’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Yissum Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed by or on behalf of the Company under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to Yissum or the University at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Yissum's or the University’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Yissum or its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Yissum or the University by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by Yissum or the University without the use of the Company Confidential Information, as demonstrated by documentary evidence. The Parties agree, however, that as of the Closing Date, the Technology and all information and documents relating thereto shall no longer constitute Yissum Confidential Information and shall be deemed to be Company Confidential Information.

10.2.
The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence and shall not use the Yissum Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Yissum Confidential Information to any third party without the prior written permission of Yissum. The Company shall be liable for its officers or employees or other Representatives maintaining the confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein. The Company shall treat such Yissum Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

10.3.
Notwithstanding the foregoing, the Company may disclose the Yissum Confidential Information:

(a)
to its Affiliates and to those of its and its Affiliates’ Representatives who have a “need to know” such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives and the Representatives of its Affiliates abide by such undertakings of confidentiality; and

(b)
to any actual or potential third party investor, including, any government, public foundation and/or private foundation, or any actual or potential financial or business partners or collaborators, actual or potential acquirers, licensees, sublicensees or distributors, provided that each of the foregoing Persons is bound by customary obligations of confidentiality and non-use which are at least as restrictive as those set out in this Agreement; and

(c)
to any competent authority for the purposes of obtaining any approvals or permissions required for the implementation of the Assignment and/or this Agreement, or in the fulfillment of a legal duty owed to any competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(d)
to the extent required to be disclosed under any Law, including the regulations of any securities exchange or other competent authority, court, or order of any competent authority, provided that the Company promptly notifies Yissum thereof in order to enable Yissum to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required. Notwithstanding the foregoing, with respect to any disclosure required by applicable Law or the requirements of any securities exchange to which the Company or its Affiliates may be subject, the Company shall (i) provide Yissum with notice and a copy of such proposed disclosure as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances in order to give Yissum an opportunity to review and comment thereon, and (ii) in good faith consider incorporating such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by Yissum and to the extent the Company determines such request is consistent with applicable Law.

10.4.
Yissum undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Yissum undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Yissum shall be liable for its officers or employees or other Representatives and for the University and its researchers or employees maintaining the confidentiality of and not using or disclosing the Company Confidential Information except as expressly provided herein. Yissum shall treat such Company Confidential Information with the same degree of care and confidentiality that each of them maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

10.5.
Notwithstanding the foregoing, Yissum may disclose the Company Confidential Information:

(a)
to the University and to those of the Representatives of Yissum and/or the University who have a “need to know” such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. Yissum shall be responsible for ensuring that its Representatives and the Representatives of the University abide by such undertakings of confidentiality; and

(b)
to any competent authority in connection with the implementation of the Assignment and/or this Agreement, or in the fulfillment of a legal duty owed to any competent authority; and

(c)
to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Yissum promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Yissum’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

10.6.
The Company shall be responsible and liable to Yissum for any breach by its Representatives, Affiliates, subcontractors, licensees, sublicensees and investors of the undertakings of confidentiality set forth in this Section 10 as if such breach were a breach by the Company itself. Yissum shall be responsible and liable to the Company for any breach by the University or its or the University’s Representatives, of the undertakings of confidentiality set forth in this Section 10 as if such breach were a breach by Yissum itself.

10.7.
Without prejudice to the foregoing, the Company shall not mention the names of Yissum, the University, or the Researcher, without obtaining the prior written consent of Yissum which consent shall not be withheld unreasonably and Yissum's response to a request for such consent shall be provided no later than three (3) business days from such request as aforesaid. Yissum shall not use the name of the Company or its Affiliates, and/or their respective Representatives without the Company’s prior written consent, which consent shall not be withheld unreasonably and the Company’s response to a request for such consent shall be provided no later than three (3) business days from such request as aforesaid. Notwithstanding the foregoing, the Company need not obtain the prior written consent of Yissum: (i) to use the names of Yissum, the University, or the Researcher in connection with discussions with any actual or potential investor, financial or business partners or collaborators, acquirers, subcontractors, licensees, sublicensees or distributors; or (ii) for so long as the Researcher acts as a consultant of the Company or has any other position with the Company, to mention the fact that the Researcher acts as consultant or holds such other position.

10.8.
Neither Party shall issue any press release or other public media statement regarding the execution, existence or terms of this Agreement or the License and/or the Assignment without the prior written approval of the other Party which shall not be withheld, conditioned or delayed unreasonably. In the event that a Party does not respond to the written request by the other Party for the approval of the text of any press release or public media statement within three (3) business days of such request, such press release or public media statement shall be deemed to have been approved.

11.
Representations, Warranties and Covenants; Liability and Indemnity

11.1.
Representations and Warranties. (a) The Company represents and warrants to Yissum, and (b) Yissum represents to the Company, in each case as of the Effective Date:

11.1.1.
such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

11.1.2.
such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

11.1.3.
such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

11.1.4.
the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

11.1.5.
all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and the execution, delivery and performance of this Agreement by such Party does not violate any Law of any Governmental Authority having authority over such Party;

11.1.6.
no person or entity has or shall have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or licensees; and

11.1.7.
no agreement between it and any Third Party is in conflict with the rights granted to the other Party pursuant to this Agreement.

11.2.
Additional Representations and Warranties by the Company. The Company represents and warrants to Yissum as of the Effective Date that:

11.2.1.
to the Company's knowledge (after due enquiry), it has complied with all applicable federal and state securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and shall use commercially reasonable efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act; and

11.2.2.
to the Company's knowledge (after due enquiry), no action, claim, proceeding or inquiry or investigation is pending or, threatened by any Governmental Authority against the Company with respect to violation of any state or federal securities law.

11.3.
Additional Representations and Warranties of Yissum. Yissum represents and warrants to the Company as of the Effective Date that:

11.3.1.
no notice requirement or consent by any Third Party or any Governmental Authority is required with respect to the execution and delivery of this Agreement by Yissum or the consummation by Yissum of the transactions contemplated hereby, except the notification and registration (as applicable) of the Assignment of the Patents upon or following the Assignment Date;

11.3.2.
Yissum exclusively owns all right, title and interest in and to the Technology, free and clear of all mortgages, pledges, liens, security interests, encumbrances, charges or claims;

11.3.3.
the Patents and the Know-How have been independently developed by the Researcher and/or members of her team at the University without any Third Party grants or the support of any Governmental Authority or any other Third Party;

11.3.4.
neither Yissum nor the University is obligated under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any Third Party with respect to the Technology;

11.3.5.
Yissum has no knowledge of any Third Party (including any employee or former employee of Yissum or its Affiliates) interfering with, infringing upon, misappropriating, violating or using without authorization any of the Technology;

11.3.6.
to the best of Yissum's knowledge each Person who has or has had any rights in or to any Technology, has assigned and has executed an agreement assigning such Person’s entire right, title and interest in and to such Technology to Yissum and no current or former officer, researcher, employee, agent, consultant or service provider of Yissum or the University is in violation of any term of any assignment or other agreement regarding the protection of the Technology;

11.3.7.
no action, claim, proceeding or inquiry or investigation is pending or, to the knowledge of Yissum, threatened by any Third Party with respect to any of the Technology (including the exploitation or commercialization thereof) or the patentability or validity of any claims of any of the Patents;

11.3.8.
Yissum has not received any written notice or threat from any Third Party asserting or alleging that any research, manufacture or development of any Products infringed or misappropriated the intellectual property rights of such Third Party;

11.3.9.
Yissum has not sold, transferred or assigned any of its rights to the Technology to any Third Party; and

11.3.10.
none of the Technology has lapsed or been abandoned or cancelled as of the Effective Date or pursuant to Section 4.2, as of the Closing Date.

11.4.
Disclaimer by the Company. Notwithstanding the representations and warranties set forth in this Section 11 above, the Company acknowledges and accepts that there is no implied representation that any Products can be successfully developed or commercialized.

11.5.
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY AND/OR ANY PRODUCTS. IN PARTICULAR, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY.

IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE TECHNOLOGY.

YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE UNIVERSITY, NOR THE RESEARCHER NOR ANY OF THE THEIR RESPECTIVE REPRESENTATIVES SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) THE USE OF THE TECHNOLOGY MADE BY THE COMPANY, ITS AFFILIATES, THEIR RESPECTIVE REPRESENTATIVES AND/OR BUSINESS ASSOCIATES AND CUSTOMERS, AND LICENSEES; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, EXCEPT TO THE EXTENT ARISING FROM THE BREACH BY YISSUM OF ANY OF ITS REPRESENTATIONS AND WARRANTIES, OR FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF YISSUM, THE UNIVERSITY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR IN THE CASE OF ANY INJURY, LOSS OR DAMAGE ASSERTED AGAINST THE COMPANY BY THE UNIVERSITY, THE RESEARCHER OR ANY REPRESENTATIVES OF YISSUM OR THE UNIVERSITY – EXCEPT TO THE EXTENT ARISING FROM THE BREACH BY YISSUM OR ANY OF ITS REPRESENTATIVES OF THE OBLIGATIONS AND UNDERTAKINGS BY YISSUM HEREUNDER.

11.6.
IN NO EVENT SHALL YISSUM, THE UNIVERSITY, THE RESEARCHER OR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY, BE LIABLE TO THE COMPANY OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE COMPANY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, EXCEPT TO THE EXTENT ARISING FROM THE BREACH BY YISSUM OF ANY OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 11.1 AND 11.3 ABOVE OR FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF YISSUM, THE UNIVERSITY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

IN NO EVENT SHALL THE COMPANY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, BE LIABLE TO YISSUM OR THE UNIVERSITY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY YISSUM OR THE UNIVERSITY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, EXCEPT TO THE EXTENT ARISING FROM THE BREACH BY THE COMPANY OF ANY OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 11.1 AND 11.2 ABOVE OR FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

11.7.
The Company shall be liable for any loss, injury or damage whatsoever caused directly or indirectly to or suffered by its employees or any Representatives of Yissum (including the Researcher and her team), or to any third party by reason of the Company's acts or omissions pursuant to this Agreement or by reason of any use made by the Company, its Representatives, Affiliates, licensees, and sublicensees and their respective business associates and customers of the Technology, or of any Product, except to the extent arising from the breach by Yissum of any of its representations and warranties as aforesaid, or from the gross negligence or willful misconduct of Yissum, the University or any of their respective Representatives, or in the case of any injury, loss or damage caused to the University, the Researcher or any Representatives of Yissum or the University – except to the extent arising from the breach by Yissum or any of its Representatives of the obligations and undertakings by Yissum hereunder.

11.8.
The Company undertakes to compensate, indemnify, defend and hold harmless Yissum, the University, and all of their respective Representatives (including the Researcher and her team) (herein referred to jointly and severally as “Indemnitees”) from and against any claim, investigation or liability including, product liability, damage, loss, costs and expenses, including reasonable legal costs, attorneys’ fees and litigation expenses (collectively “Liabilities”), incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Representatives, its Affiliates, licensees and sublicensees, or which derive from the development, manufacture, marketing, sale, use or other exploitation, licensing or sublicensing (as applicable) of any Product, or the Technology, except to the extent that such Liabilities arise from the breach by Yissum of any of its representations and warranties as aforesaid, and/or any of its obligations or undertakings set forth in this Agreement, or from the gross negligence or willful misconduct of any of the Indemnitees. Notwithstanding the foregoing and the remainder of this Section 11, and to the extent permitted by applicable Law, the Company’s entire liability under this Agreement shall not exceed the total amount paid by the Company to Yissum prior to the event that gave rise to the Liabilities, excluding any Liabilities resulting from bodily injury or death, or due to the gross negligence or willful misconduct of the Company, or violation of applicable state and federal laws, including but not limited to any misrepresentation under applicable state and federal securities law.

11.9.
To be eligible to be indemnified hereunder, if any claim or lawsuit (including a copy thereof) is served upon Yissum with respect to which Yissum intends to claim indemnification pursuant to Section 11.8 above (a “Claim”), Yissum shall (i) promptly give the Company written notice of any such Claim; (ii) give the Company sole control of the defense and/or settlement thereof; and (iii) reasonably cooperate with the Company and its legal representatives in the investigation and defense of such Claim. The Company shall not settle any Claim that admits fault or wrongdoing on the part of any of the Indemnitees without the express written consent of Yissum, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Company will have no obligations with respect to any Claim if Yissum or any other Indemnitee makes any admission, concessions or settlement regarding such Claim, without the prior written consent of the Company. Yissum shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Company.

11.10.
As of the Closing Date, the Company shall procure and maintain, at its (or any licensee’s) sole cost and expense, policies of insurance, including product liability insurance (as appropriate), in amounts and with terms reflecting the industry standard for the type of Product and stage of activity (development, testing, marketing or sale). General liability and product liability insurance policies shall name the Indemnitees as additional insureds. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name). Such comprehensive general liability insurance shall provide (i) product liability coverage (if applicable taking account the stage of the Company’s activities) and (ii) broad form contractual liability coverage for the Company's indemnification obligations under this Section 11 to the extent that such coverage is available. Notwithstanding the foregoing, the Company may satisfy the foregoing requirement through self-insurance.

The minimum amounts of insurance coverage required above shall not be construed to create a limit of the Company's liability with respect to its indemnification obligations under this Section 11.

11.11.
The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

11.12.
The Company shall maintain, at its own expense, liability insurance as set forth in this Section 11 above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate, a licensee or sublicensee, and thereafter as required by applicable Laws.

12.
Term; Effect of Termination

12.1.
The term of this Agreement shall commence on the Effective Date and shall remain in effect unless terminated earlier pursuant to Section 12.2 below (the “Term”).

12.2.
This Agreement shall terminate:

12.2.1.
if all of the Parties, in writing, consent to terminate this Agreement; or

12.2.2.
at the discretion of Yissum, upon written notice to the Company, effective immediately, if the Company is in material breach of this Agreement, and fails to remedy such breach within forty-five (45) days of its receipt of written notice to cure; or

12.2.3.
if the Company passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days, or if a receiver or liquidator is appointed for the Company, or if the Company enters into winding up, insolvency or bankruptcy proceedings, and such appointment or proceedings shall not be withdrawn, dismissed or vacated, as the case may be, within sixty (60) days after the appointment or filing, if applicable (each of the foregoing: a “Bankruptcy Event”). The Company shall notify Yissum in writing within three (3) business days of the occurrence of any Bankruptcy Event: or

12.2.4.
if the Company gives Yissum sixty (60) days prior written notice of termination for any reason or for convenience (“Termination for Convenience”).

12.3.
Without derogating from any other rights or remedies to which either Party may be entitled hereunder or at Law, if at any time prior to the Assignment and payment of the IP Assignment Fee, this Agreement is terminated for any reason, including Termination for Convenience, but excluding termination by the Company due to an uncured breach by Yissum, then the License shall terminate, the Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

12.4.
The termination of this Agreement for any reason shall be without prejudice to any other rights or remedies to which a Party (or Yissum, in the case of Termination for Convenience by the Company) may be entitled hereunder or at Law.

12.5.
Notwithstanding the foregoing, the termination of this Agreement for any reason shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to such termination.

In addition, Sections 10, 11.3 through 11.12, 14, 15, 16 and any other provision of this Agreement that expressly or by implication is intended to come into force or continue in force on or after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

13.
Related Invention

13.1.
During the Term, Yissum shall notify the Company in writing as soon as practicable after receiving an invention disclosure with respect to any Related Invention (as such term is defined below), and of the filing of any patent application disclosing or claiming any Related Invention (each, a “Related Invention Notice”) and shall provide the Company with a copy of the relevant patent application as well as data or other information relating to the subject matter claimed in the said patent application in the possession of the Researcher and/or any members of her team at the University and which has been provided to Yissum. The Company shall be entitled to request that such Related Invention be sold and assigned, or exclusively licensed (at the Company’s election) to the Company, upon mutually agreed terms and conditions, by written notice to Yissum within thirty (30) days from the date of its receipt of a Related Invention Notice (the “Notice Period”). If, by the end of the Notice Period, the Company notifies Yissum in writing that it wishes to purchase or exclusively license (as applicable) such Related Invention (the “Company’s Notice”), then the Parties shall enter into negotiations in good faith regarding the main commercial terms (including the consideration) and shall enter into a binding term sheet with respect thereto within thirty (30) days after receipt of the Company’s Notice (the “Initial Negotiation Period”). Thereafter, the Parties shall negotiate in good faith the additional terms and conditions of a definitive agreement based on the said binding term sheet and shall enter into a final definitive agreement with respect thereto within thirty (30) days of the expiration of the Initial Negotiation Period (the “Final Negotiation Period”). The Initial Negotiation Period and the Final Negotiation Period may be extended by mutual written consent of the Parties. From the date of receipt of an invention disclosure and during the Notice Period and, during the Initial Negotiation Period - if the Company delivers the Company’s Notice as aforesaid, and also during the Final Negotiation Period - if the Parties reach a binding term sheet, Yissum agrees not to offer to sell, assign or license the particular Related Invention to any third party or to enter into any sale, assignment or license agreement with respect to the particular Related Invention with any third party. In the event that the Parties fail to reach a binding term sheet within the Initial Negotiation Period or enter into a final definitive agreement with respect to such terms and conditions within the Final Negotiation Period, notwithstanding their good faith efforts as aforesaid, Yissum shall be free to offer the particular Related Invention to any third party, and/or to sell, or grant a license to the Related Invention to any third party, according to Yissum’s sole discretion, without any further obligations to the Company.

For the purposes of this Section 13, “Related Invention” means any patentable invention in the field of Cannabinoids and hemp (including high dosage THC, THC or Cannabidiols (CBD)) that is created, generated or reduced to practice by the Researcher alone or with a member of the Researcher’s research team at the University after the Effective Date, arising from research conducted at the University (but excluding any services or other activities performed by the Researcher for or on behalf of the Company pursuant to a separate agreement with the Company), including research that commenced prior to the Effective Date.

14.
Law

The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles that direct that the laws of another jurisdiction apply and jurisdiction shall be granted to the competent court in Jerusalem exclusively, except that Yissum may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business. Each Party undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. Each Party hereby waives any immunity it may have against enforcement of any judgment so obtained against it by the other Party and waives any rights or claims that it may have with respect to forum non-conveniens.

15.
Miscellaneous

15.1.
Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between any of the Parties. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

15.2.
Performance by Affiliates. The Company may exercise any right hereunder or discharge any obligations hereunder through any of its Affiliates. The Company shall be responsible for the compliance by its Affiliates with the provisions of this Agreement in connection with the exercise of any such right or performance of any obligations by its Affiliates. Any breach by the Company’s Affiliate of any of the Company’s obligations under this Agreement shall be deemed a breach by the Company.

15.3.
Compliance with Applicable Laws. Each Party undertakes to comply with applicable Laws in the implementation of this Agreement, including, anti-bribery and anti-corruption Laws.

15.4.
Dispute Resolution. Each Party hereby agrees that it will first attempt in good faith to resolve any dispute arising out of or relating to this Agreement (each a “Dispute”). If the Dispute is not resolved by the Parties in good faith, then the matter will then immediately be referred to the respective chief executive officers of the Parties (or their respective designees) for resolution within twenty-one (21) days. If, after such efforts, the Parties are unable to resolve such Dispute, either Party may take any other action pursuant to Section 14 above.

15.5.
Assignment. Neither Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed. Notwithstanding the foregoing, the Company shall be entitled to freely assign this Agreement (in whole or in part) or its rights and obligations hereunder to an Affiliate or to a Third Party that acquires or succeeds to all or substantially all of the business or assets of the Company relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided in each case that such assignee agrees to be bound in writing by this Agreement.

In the event of a Further Assignment of the Technology (or part thereof) by the Company or its Affiliate after the Assignment Date, the Company shall ensure that the Further Assignee is bound by and subject to the terms of this Agreement, including the payment obligations of the Company hereunder (which shall apply, mutatis mutandis to such Further Assignee).

For the purposes of this Section 15.5, “Further Assignee” shall mean the Third Party receiving the Technology, in whole in part, via a sale or assignment by the Company or by any Affiliate; and “Further Assignment” shall mean the assignment of title, or any sale, of the Technology (in whole or in part) or this Agreement by the Company to a Third Party in a transaction. “Further Assignment” expressly excludes the sale or transfer (or any similar transaction of any kind) of any ownership and/or equity interest in the Company to any Third Party, whether in whole or in part.

15.6.
No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

15.7.
Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

15.8.
Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, due diligence investigation, execution, delivery and performance of the Agreement.

15.9.
Disclosure of Agreements with a University researcher. The Company shall disclose to Yissum any existing or future agreement or arrangement of any kind with a University researcher (for so long as such researcher is employed by the University) and or any representative of such researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

15.10.
Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

15.11.
Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party's personnel), acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Parties in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

15.12.
Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

15.13.
Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date.

15.14.
Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

15.15.
Further Actions. Each Party agrees to execute, acknowledge and deliver and shall cause its employees or ex-employees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to perfect the rights of the other Party hereunder and otherwise in order to carry out the purposes and intent of this Agreement.

15.16.
Equitable Relief. Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by Law, such Party shall be entitled to seek specific performance, an order restraining any breach, injunctive relief and any other equitable relief in any court of competent jurisdiction.

16.
Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company
of the Hebrew University of Jerusalem Ltd.
P.O. Box 39135,
Jerusalem 91390
Israel
Facsimile: 972-2-6586689
Email: bob.trachtenberg@yissum.co.il
To the Company at:

WEED, Inc.
4920 Post Trail
Tucson, Arizona, U.S.A. 85750
Email: gemartin21@aol.com

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

[signature page follows]

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS AS OF THE DATE SET OUT ABOVE

YISSUM		THE COMPANY

By:	/signed/	By:	/signed/
Name:		Name:
Title:		Title:
Date:		Date:

I the undersigned, Prof. Elka Touitou, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

Prof. Elka Touitou	Date signed

Appendix A

ASSIGNED PATENTS

(1) Patent family – Yissum ref. # 3481

Family:	3481	Title:	Compositions for Nail and Skin Treatment (web like)

Inventor	University	Faculty	Department
Touitou Elka	HUJI	Institute of Drug Research	School of Pharmacy- Institute for Drug Research

Application			Publication				Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3481-00	Expired	US	30/01/2009	61/148,799
3481-01	Exhausted	PCT	29/01/2010	PCT/IB2010/000171	05/08/2010	WO 2010/086726
3481-02	Exhausted	PCT	29/01/2010	PCT/IB2010/000170	05/08/2018	WO 2010/086725
3481-03	Granted	US	01/08/2011	13/137,259	10/05/2012	US 2012/0114574	06/06/2017	9,668,987
3481-05	Granted	Europe	29/01/2010	10735529.9	30/01/2009		12/07/2017	2391344
3481-06	Released to Researcher	Europe	29/01/2010	10735528.1	07/12/2011	EP2391208
3481-07	Released to Researcher	US		15/413,987	10/08/2017	US2017/0224629

(2) Patent family – Yissum ref. # 4300

Family:	4300	Title:	Compositions and Methods for Drug Administration of Cannabinoids to Humans and Animals

Inventor	University	Faculty	Department
Touitou Elka	HUJI	Institute of drug research	School of Pharmacy- Institute for Drug Research

Application			Publication			Patent
Patent ID	Status	Country	Date	Number	Date	Number
4300-00	Expired	US	07/12/2015	62/263,868
4300-01	NP-Entry	PCT	06/12/2016	PCT/IL2016/051303	15/06/2017	WO 2017/098502
4300-02	Published	China	06/12/2016	2016800718207	03/08/2018	CN108366962
4300-03	Filed	Europe	06/12/2016	16820362.8	17/10/2018	EP3386480
4300-04	Filed	Australia (Oceania)	06/12/2016	2016367543	15/06/2017
4300-05	Filed	US	06/12/2016	15/781,639
4300-06	Filed	Canada	06/12/2016	3,007,438	05/06/2018
4300-07	Filed	Israel	06/12/2016	259246	31/07/2018

(3) Patent family – Yissum ref. # 6214

Family:	6214	Title:	compositions and methods of Lipophilic drugs (transdermal)

Inventor	University	Faculty	Department
Touitou Elka	HUJI	Institute of Drug research	School of Pharmacy- Institute for Drug Research

Application		Publication		Patent
Patent ID	Status	Country	Date	Number
6214-00	Expired	US	20/07/2017	62/534,701
6214-01	Filed	PCT	19/07/2018	PCT/IL2018/050801

(4) Patent family – Yissum ref. # 6496

Family:	6496	Title:	Therapeutically beneficial oils-containing formulations

Inventor	University	Faculty	Department
Touitou Elka	HUJI	Institute of Drug Research	School of Pharmacy
Natsheh Hiba (student)	HUJI	Institute of Drug Research	School of Pharmacy

Application		Publication		Patent
Patent ID	Status	Country	Date	Number
6496-00	Expired	US	29/11/2017	62/591,782
6496-01	Filed	PCT	04/11/2018	PCT/IL2018/051175

(5) Patent family – Yissum ref. # 6534

Family:	6534	Title:	Orally administrable cannabinoids-containing compositions

Inventor	University	Faculty	Department
Touitou Elka	HUJI	Institute of Drug Research	School of Pharmacy
Natsheh Hiba (student)	HUJI	Institute of Drug Research	School of Pharmacy

Application		Publication		Patent
Patent ID	Status	Country	Date	Number
6534-00	Filed	US	04/11/2018	62/755,483

Appendix B

KNOW-HOW

1.
Methods for preparation and packaging of rectal and vaginal formulations for cannabinoids.
2.
Use of animal models for analgesic properties of cannabinoids.
3.
Choice of apparatus for cannabinoid compositions described in the patents.
4.
Use of antioxidants for the stability of cannabinoids preparation.
5.
Use of the oral patent application for design of sustained release vitamin products.
6.
Use of the oral patent application for design of a combination formulation of a cannabinoid and vitamin product.
7.
Use of specially designed device for dermal/transdermal delivery of cannabinoids.

YISSUM	THE COMPANY

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Appendix C
DEED OF ASSIGNMENT

Appendix D

FORM OF RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY